Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of August 18, 2015 (the “Effective Date”), by and between Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Arnold Lippa (“Executive”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until September 30, 2018, unless terminated earlier pursuant to Section 7.4 of this Agreement; provided that, on September 30, 2018 (such date and the one year anniversary of each such date thereafter, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Positions and Duties.

2.1 During the Employment Term, Executive shall serve the Company as its Chief Scientific Officer, reporting to the Chief Executive Officer (“CEO”), or in such other additional executive capacity as the CEO and Board of Directors of the Company (the “Board”) may from time to time request. During the Employment Term, Executive shall have all duties and responsibilities that are reasonably consistent with these titles and positions and shall devote all of his normal business time and attention to, and use his best efforts to advance, the business of the Company. Executive will also serve as Executive Chairman of the Board and agrees to serve on the Board and in the Executive Chairman capacity, and any other capacity on the Board in which he may serve, without additional compensation. Other than those activities listed in Exhibit C, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without such prior approval of the Board, except that without the prior approval of the Board, Executive may serve on the board of directors of other companies if in so doing Executive does not breach the terms of this Agreement, his fiduciary duties to the Company, or his confidentiality obligations to the Company, or otherwise interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in this Section 2.

2.2 Executive represents and warrants to the Company that Executive is free to accept employment with the Company, and that Executive has no prior or other commitments or obligations of any kind to anyone else or any entity that would restrict, hinder or interfere with Executive’s acceptance of his obligations hereunder or the exercise of Executive’s best efforts to the performance of his duties hereunder.

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3. Confidential Information.

3.1 Company Information. Executive agrees at all times during Employment Term and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information (as defined below) of the Company, except as otherwise provided under a non-disclosure agreement duly authorized and executed by the Company. Executive understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets, customer lists and customers, software developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information or any other non-public financial, commercial, business or technical information related to the Company. Executive further understands that Confidential Information does not include any of the foregoing items that have been previously disclosed to the public by the Company or have become public knowledge through no direct or indirect fault of Executive or any person acting on Executive’s behalf.

Executive agrees that on termination of his employment with the Company for any reason, Executive will immediately return to the Company all Confidential Information and all memoranda, books, papers, plans, information, letters and other data, and all copies and derivatives thereof or therefrom, in any way relating to the business of the Company. Executive further agrees that he will not retain or use for his account at any time any tradenames, trademark or other proprietary business designation used or owned in connection with the business of the Company.

3.2 Former Employer Information. Executive agrees that he will not, during the Employment Term, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

3.3 Third Party Information. Executive recognizes that the Company has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such third party.

4. Inventions.

4.1 Inventions Retained and Licensed. Except as listed on Exhibit A, Executive does not have any inventions, original works of authorship, developments, improvements, and trade secrets which were made by him prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to him, which may relate to the Company’s proposed business, products or research and development, and which were not previously assigned to the Company. If, in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto. Executive agrees to cooperate with and assist the Company, as the Company may request, in connection with the provisions of this paragraph.

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4.2 Assignment of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “Inventions”). Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the Employment Term, and which are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

4.3 Inventions Assigned to the United States. Executive agrees to assign to the United States government all his right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

4.4 Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the Employment Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

4.5 Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the intellectual property rights of the Company in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect to such intellectual property rights, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights of the Company. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers, shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

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5. Office and Travel. The principal place of Executive’s employment shall be located in Ridgewood, NJ. Executive will be required to travel on Company business during the Employment Term.

6. Compensation and Fringe Benefits.

6.1 Base Salary. For all services rendered by Executive during the first year of this Agreement, the Company shall incur a payroll obligation to be accrued, if not otherwise paid, to Executive at an annual total base salary (as in effect from time to time, the “Base Salary”) of $300,000. The payment obligation associated with this first year Base Salary: (i) shall accrue, but no payments to be made until at least $2,000,000 of net proceeds from any offering or financing of debt or equity, or a combination thereof, after the Effective Date has been received by the Company, at which time, payment shall be a gross amount of $3,846 made on a bi-weekly basis (this equates to a rate of $100,000 per year), and subjected to required and appropriate payroll withholding taxes, and any unpaid portion of the Base Salary shall continue to be accrued, and (ii) upon the Company having raised $10,000,000 or more of net proceeds on a cumulative basis, from any offering or financing of debt or equity, or a combination thereof, that closes during the first year of this Agreement, (A) the gross bi-weekly payroll rate shall be adjusted to that amount that would result in gross payroll equal to the $300,000 Base Salary amount, and (B) all accrued but unpaid salary shall be paid in a lump sum, with all such bi-weekly payroll payments and other payments being subjected to required and appropriate withholding taxes. If $10,000,000 has been raised in the first year after the Effective Date as set forth in clause (ii) in the preceding sentence, on the first anniversary of the Effective Date, the Executive’s Base Salary shall be increased to $375,000; otherwise, salary and accruals shall continue as set forth above until such time as the Board determines that sufficient capital has been raised by the Company or is otherwise available to fund the Company’s operations on an ongoing basis and to support such alternative increase in salary as the Board may determine. Beginning January 1, 2017, so long as $10,000,000 of net proceeds has been raised as set forth above or if the Board determines that a lesser but sufficient amount of funds have been raised or is otherwise available to fund the Company’s operations on an ongoing basis, Executive’s Base Salary shall be adjusted annually beginning on October 1, 2016 and each successive year during the Employment Term to compensate for changes in the cost of living. The amount of each annual cost of living increase shall be the lesser of twice the rate determined for the prior calendar year by the “Consumer Price Index for Urban Wage Earners and Clerical Workers (All Items) published by the bureau of Labor Statistics, U.S. Department of Labor (1967 equals 100)” or 6.5%.

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6.2 Performance Bonus.

(a) With respect to the first year of Employment Term, the Company shall pay Executive a single cash bonus (not cumulative), as follows:

Cash Bonus	Conditions Precedent to Payment of Bonus – Amount of Net Proceeds from any Financing During First Year of Employment Term
$75,000 (“threshold level”)	$10,000,000 – $11,999,999
$150,000 (“maximum level”)	$12,000,000 or more

The Company may, in its sole and absolute discretion, (i) pay a bonus for performance below the threshold level, (ii) pay an increased bonus for performance between the threshold level and maximum level, and (iii) pay an increased bonus for performance above the maximum level. Such bonuses, if any, will be paid in a lump sum on the 30th calendar day following the first anniversary of the Effective Date (or, if such date is not a Business Day, the first Business Day thereafter). In order to be eligible to receive such bonuses, the Executive must be employed by the Company on the date that such bonuses are earned and paid.

(b) For each year during the Employment Term, the Executive shall be eligible to earn a performance-based annual bonus award of up to 50% of Base Salary, based upon the achievement of annual performance goals established by the Board in consultation with the Executive prior to the start of such year. This metric notwithstanding, the Board may determine, at its sole discretion, to pay to Executive any amount of an extraordinary bonus, in recognition of extraordinary achievements that benefit the Company.

6.3 Stock Options.

(a) NQSO Grant. As of August 18, 2015, the Company shall grant Executive a stock option, which will not be an “incentive stock option” (as defined in Section 422 of the Code), under the Company’s 2015 Stock and Stock Option Plan (the “2015 Plan” and together with the 2014 Plan, the “Plans”) to purchase 10,000,000 shares of the Company’s common stock, which shall have a per share exercise price equal to the simple average of the most recent four (4) full trading weeks, weekly VWAPs of the Company’s common stock price immediately preceding the date of grant as reported by OTC IQ. Subject to the accelerated vesting provisions set forth herein, such option will vest as to 25% on each of December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, so that the option will be fully vested and exercisable on September 30, 2016, subject to Executive’s continuous service to the Company through each vesting date. Such option shall have a term of ten (10) years from its date of grant, subject to earlier termination in connection with Executive’s termination of service to the Company as provided in the 2015 Plan and the Option Agreements. If there are insufficient shares in the 2015 Plan to make the grant set forth in this Section 6.3(b) at the Effective Date, the Company will amend the 2015 Plan to increase the number of shares available, and make the grant set forth above, as soon as practical after the Effective Date. Upon Executive’s appointment, the Executive shall be eligible to participate in the Plans or any successor plans, subject to the terms of the Plans or successor plans, as determined by the Board, in its discretion.

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(b) The options granted to Executive pursuant to this Section 6.3 (the “Options”) will be subject to the terms, definitions and provisions of the Plans and the Option Agreements, all of which documents are incorporated herein by reference. Notwithstanding the above, (i) in the event of a Change in Control (as defined in Section 7.4 below) of the Company prior to the vesting of the Options (if outstanding) and that occurs while Executive remains employed hereunder, 100% of the then unvested shares subject to the Options (if outstanding) shall immediately vest and become exercisable, and (ii) the Options may be exercised by cashless or net exercise, subject to any limitations set forth in the Plans, applicable Option Agreements and applicable law.

6.4 Other Benefits. Executive shall be entitled to participate in such employee benefit plans which may be instituted by the Company for the benefit of its executive employees generally, upon such terms as may be therein provided of general application to all executive employees of the Company and such other benefits as are mutually deemed appropriate by the Board and Executive to the position held by Executive and to the discharge of Executive’s duties, as the same may be amended from time to time. Executive shall be entitled to not less than twenty (20) business days’ vacation per year, with remuneration, which shall be coordinated with the vacation periods of other officers of the Company in a manner that will minimize disruption of the Company’s management efforts.

7. Expenses.

7.1 Automobile Expense. During the Employment Term and after the first anniversary of the Effective Date, if $10,000,000 has been raised in the first year after the Effective Date as set forth in Section 6.1 a maximum of $12,000, tax-equalized, annually, shall be reimbursed to Executive for automobile expenses that includes the cost of a lease in Executive’s name.

7.2 Insurance Allowance. During the Employment Term and until such time as the Company establishes a group health plan for its employees, the Company shall pay the Executive $1,200 per month, on a tax-equalized basis, as additional compensation for the purpose of Executive purchasing health coverage for himself. In addition, during the Employment Term and until such time as the Company establishes a group term life and disability insurance plan for its employees, the Company shall pay the Executive monthly, tax-equalized, an amount not to exceed $1,000 as reimbursement for a term life insurance policy plus a disability insurance policy for Executive.

7.3 Business Expenses. The Company will pay or reimburse Executive for reasonable business travel, entertainment, computer, mobile phone, telecommunications and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies. Executive shall furnish the Company with written evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred. Executive shall be reimbursed for mileage based on the IRS’s applicable standard mileage reimbursement rate for any business travel requiring the use of Executive’s car.

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7.4 Termination of Employment.

(a) For Cause or Without Good Reason. Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below). On any such termination, Executive will be entitled to receive only the following payments and benefits (collectively, the “Accrued Benefits”): (i) any Base Salary earned but not paid through the date of such termination, paid on the next regularly scheduled payroll date following such termination and (ii) all other benefits, if any, due Executive, as determined in accordance with the plans, policies and practices of the Company, including any expense reimbursement obligations described in Section 7.3 that were incurred as of the date of such termination.

(b) Death or Disability. Executive’s employment hereunder will automatically terminate on his death. If Executive suffers a Disability (as defined below), the Company will have the right to terminate this Agreement effective on the giving of notice thereof to Executive. On termination of Executive’s employment hereunder on account of death or Disability, Executive (or his estate, if applicable) will be entitled to receive the Accrued Benefits. “Disability” means a physical or mental condition that, after reasonable accommodation, has prevented Executive from performing satisfactorily his duties hereunder for a period of at least (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days in any 365 day period. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.

(c) Without Cause or For Good Reason. Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. If Executive’s employment with the Company is terminated by the Company as a result of an involuntary termination without Cause (which shall not include a termination due to death, Disability, or non-renewal of the Employment Term) or a voluntary termination for Good Reason, Executive shall be entitled to receive the following severance benefits: (i) a lump sum payment equivalent to twelve (12) months of Executive’s then current Base Salary, which shall be paid no later than fifty-three (53) days following the date of Executive’s termination of employment; and (ii) full acceleration of the vesting of any then unvested stock options or other equity compensation awards held by the Executive (with any unvested performance-based awards accelerated at 100% of target performance levels). If Executive’s employment hereunder is terminated by the Company without Cause or for Good Reason (as defined in this Section 7.4(c)) Executive shall not be forced to exercise any of his NQSOs, or any of his ISOs, subject to any statutory limitations.

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For the purposes of this Agreement, “Good Reason” means without Executive’s express written consent (i) a material diminution of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction; (ii) a material diminution by the Company of Executive’s Base Salary as in effect immediately prior to such reduction, other than a general reduction in base salary that affects all of the Company’s executive officers; (iii) any material breach by the Company; or (iv) the relocation of Executive to a facility or a location more than fifty (50) miles from the current location of the Executive’s principal office, which the Company and Executive agree would constitute a material change in the geographic location at which Executive must perform services to the Company. Executive cannot terminate his employment for Good Reason or a material breach of this Agreement unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within sixty (60) days after the end of such cure period, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

For the purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided, however, that notwithstanding the foregoing, the following shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates, (D) any joint venture, (E) any royalty agreement, or (F) any license agreement.

For the purposes of this Agreement, “Cause” means (i) any act of personal dishonesty taken by the Executive in connection with his employment hereunder, (ii) the Executive’s conviction or plea of nolo contendere to a felony, (iii) any act by the Executive that constitutes material misconduct and is injurious to the Company, (iv) continued violations by the Executive of the Executive’s obligations to the Company, (v) material breach of this Agreement, (vi) commission of any act of serious moral turpitude, or (vii) material failure to comply with the lawful direction of the Board. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect. Notwithstanding anything to the contrary in this Agreement, if at any time the Board determines that Executive might have engaged in an act or omission that could constitute grounds for the Company to terminate Executive’s employment hereunder for Cause, the Board may suspend Executive from his offices and duties with the Company and its subsidiaries for a period of time reasonably necessary to permit the Board to complete an appropriate investigation. During such suspension period, Executive will remain an employee of the Company and will continue to be eligible to receive all compensation and benefits due to Executive hereunder, but Executive will not be authorized to act, or to hold himself out, as an officer or agent of the Company or any of its subsidiaries and promptly return to the Company all property of the Company and its subsidiaries.

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Executive agrees that as a condition precedent to receipt of any severance benefits described in Section 7.4(c), Executive (or Executive’s estate, in the event of Executives death) shall be required to promptly execute and not revoke a general full release of all claims against the Company (or any person affiliated with the Company) in substantially the form attached as Exhibit B. Receipt of the severance payments and benefits specified in Section 7.4(c) shall be contingent on the receipt of such executed release and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within fifty-two (52) days following the termination date. Any severance benefits to which Executive is entitled to under Section 7.4(c) shall be sent by the Company to the Executive on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A of the Code. If the fifty-third (53rd) day falls on a non-business day and/or holiday, the severance benefits shall be sent to the Executive on the next business day.

Company will provide appropriate and ample directors and officers liability insurance coverage for Executive throughout the course of his employment.

(d) Forfeiture of Severance. Notwithstanding anything in this Agreement to the contrary, if (i) Executive breaches any of the restrictions set forth in Section 3, 4, or 8 or any similar restrictions set forth in any other written agreement between Executive and the Company or any of its subsidiaries or (ii) at any time following termination of Executive’s employment with the Company, the Company determines that Executive engaged in an act or omission that, if discovered during Executive’s employment, would have entitled the Company to terminate Executive’s employment hereunder for Cause, Executive will forfeit his entitlement to the severance to the extent not yet paid and any unvested options and any vested but unexercised options. For the avoidance of doubt, following any such forfeiture, Executive will remain subject to the restrictions set forth in Section 3, 4, and 8 and any similar restrictions set forth in any other written agreement between Executive and the Company or any of its subsidiaries in accordance with their terms.

(e) Resignation from All Positions. On termination of Executive’s employment hereunder for any reason, Executive will immediately resign from any and all other positions or committees that Executive holds or is a member of with the Company or any of its subsidiaries, including as an officer or director.

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7.5 Code Section 280G Best Results.

(a) If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

(b) The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

7.6 Section 409A.

(a) Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s termination of employment (other than due to death), and the severance payable to Executive, if any, pursuant to the Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Executive’s termination of employment, then such severance will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination of employment but prior to the six (6) month anniversary of Executive’s termination of employment, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

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(b) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement. For this purpose, “Section 409A Limit” means the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(c) The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.

8. Restrictive Covenants.

8.1 Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, during the Employment Term and for twelve (12) months, to run consecutively, beginning on the last day of Executive’s employment with the Company, Executive agrees and covenants not to engage in any Competitive Activity within the therapeutic areas of Ampakines and cannabinoids as applied to breathing disorders and potential therapeutic areas of Ampakines and breathing disorders or respiratory distress in general, including but not limited to the use of cannabinoids or Ampakines. Notwithstanding any such restrictions, Executive agrees not to use the Company’s Confidential Information to compete against the Company at any time post termination of employment.

For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity, any entity engaged in a business that is competitive with the business of the Company, including Galleon Pharmaceuticals, Inc. and any other companies in the therapeutic areas of Ampakines and cannabinoids as applied to breathing disorders and potential therapeutic areas of Ampakines and breathing disorders or respiratory distress in general, including but not limited to the use of cannabinoids or Ampakines. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information.

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Nothing herein shall prohibit Executive from purchasing or owning less than ten percent (10%) of the publicly traded securities of any corporation other than the Company, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

8.2 Non-solicitation of Employees. Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the eighteen (18) month period, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

8.3 Non-solicitation of Customers. Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing relationships with customers focused on the therapeutic areas of Ampakines and cannabinoids as applied to breathing disorders and potential therapeutic areas of Ampakines and breathing disorders or respiratory distress in general, including but not limited to the use of cannabinoids or Ampakines, customer information and goodwill, and that because of Executive’s experience with and relationship to the Company, he has had access to and learned about much or all of the Company’s customer information. Customer information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer.

Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company.

Executive agrees and covenants, during the twelve (12) month period, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

8.4 Non-disparagement. Executive agrees and covenants that he will not at any time (whether during or after the termination of his employment) make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

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8.5 Acknowledgement. Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 3, Section 4 and Section 8 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 3, Section 4 and Section 8 of this Agreement or the Company’s enforcement thereof.

8.6 Remedies. In the event of a breach or threatened breach by Executive of Section 3, Section 4 or Section 8 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

9. Arbitration.

9.1 Arbitration. In consideration of Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit pan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company, or the termination of Executive’s employment with the Company, including any breach of this Agreement, other than injunctive relief or other equitable relief under Section 8.6 above, shall be subject to binding arbitration rules set forth in New York law (the “Rules”) and pursuant to New York law. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Rules. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state or federal law, including, but not limited to, claims under title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, New York law, the Family and Medical Leave Act, claims of harassment, discrimination or wrongful termination and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

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9.2 Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Executive shall pay any filing fees associated with any arbitration he initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with New York law, including the New York Code - Civil Practice Law and Rules, and that the arbitrator shall apply substantive and procedural New York law to any dispute or claim, without reference to rules of conflict of law. To the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with New York law, New York law shall take precedence. Executive agrees that the decision of the arbitrator on the merits shall be in writing. Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Executive agrees that any arbitration under this Agreement shall be conducted in New York, New York.

9.3 Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company, other than injunctive relief or other equitable relief under Section 8.6 above. Accordingly, except as provided for and by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

9.4 Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the Workers’ Compensation Board. This Agreement, however, does preclude Executive from pursing court action regarding any such claim.

9.5 Voluntary Nature of This Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving his right to a jury trial. Finally, Executive agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

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10. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally or three (3) days after being mailed by registered or certified mail, return receipt requested, or overnight courier service, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:

Cortex Pharmaceuticals, Inc.

126 Valley Road, Suite C

Glen Rock, New Jersey 07452

If to the Executive:

Arnold Lippa

325 Greenway Road

Ridgewood, NJ 07450

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13. Entire Agreement. This Agreement, together with the Plans and the related equity award agreements, represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings, whether oral or written, concerning Executive’s employment relationship with the Company.

14. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

15. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

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16. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

17. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.

19. Acknowledgement. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his legal counsel and tax advisor, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARNOLD LIPPA

/s/ Arnold S. Lippa

CORTEX PHARMACEUTICALS, INC.

By:	/s/ Robert N. Weingarten
Title:	Vice President and Chief Financial Officer

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EXHIBIT A

INVENTIONS RETAINED AND LICENSED

None.

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EXHIBIT B

RELEASE AGREEMENT

[Company letterhead]

[Executive’s full name]

[Executive’s address]

Dear [Executive]

This agreement (this “Agreement”) between [Company] (the “Company”) and you sets forth the terms and conditions of the termination of your employment with the Company effective as of [insert date] (the “Termination Date”). Reference is made herein to the Employment Agreement, dated as of [•], 2015 (the “Employment Agreement”), between the Company and you.

You will have until [insert date that is 21 days after the Termination Date] to consider whether to execute this Agreement (the date on which you execute this Agreement, the “Release Date”). If you timely execute this Agreement, you will have seven (7) days following the Release Date to consider whether to revoke this Agreement. If you do not revoke this Agreement during the seven (7) days following the Release Date, this Agreement will become effective on the eighth day following the Release Date (such eighth day, the “Effective Date”).

1. Termination of Employment. You hereby acknowledge that your employment with the Company, and any positions you held with the Company or any of its subsidiaries or affiliates, are terminated as of the Termination Date.

2. Severance Benefits. Subject to your execution of, and compliance with your obligations under, this Agreement, and in consideration of the release of claims set forth in Section 5(a) below, the Company will provide you with the Severance (as defined in the Employment Agreement) on the terms set forth in the Employment Agreement, less applicable withholdings.

3. Return of Property; Cooperation.

a. You hereby represent that you have returned to the Company all property of the Company and its subsidiaries and affiliates in your possession and all property made available to you in connection with your employment with the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, software, passwords utilized by you, papers, electronically stored information and documents kept or made by you in connection with your employment with the Company. You hereby confirm that you have removed all of your personal property from the Company’s premises and that the Company does not possess any of your personal property.

b. You agree to cooperate with and assist the Company, as the Company may request, in connection with any litigation, claim or other dispute in which the Company or any of its subsidiaries or affiliates is or may become a party. The Company will provide as much advance notice to you as practicable of its requests to schedule such cooperation, and to the extent practicable such cooperation shall be scheduled to avoid interference with your other business and family commitments. The Company will reimburse you for all reasonable costs and expenses you incur as a result of such cooperation.

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4. Restrictive Covenants; Confidentiality of Agreement.

a. You hereby affirm that the restrictive covenants set forth in Paragraph 8 of the Employment Agreement (the “Restrictive Covenants”) will remain in full and force and effect following the Termination Date in accordance with their terms and that, as of the Termination Date, you have not breached any such covenants.

b. You hereby agree to keep the terms of this Agreement strictly confidential and not to disclose such terms to any third party, except that you may disclose such terms to (i) your attorney, tax advisor or spouse or significant other; provided that you request any such third party to maintain the confidentiality of the terms of this Agreement and (ii) such persons, courts or administrative agencies to the extent you are required by applicable law or legal order to disclose the terms of this Agreement; provided that you notify the Company that such disclosure has been requested promptly upon your receipt of such request.

5. Release of Claims.

a. In consideration of the Severance and for other valuable consideration, you hereby knowingly and voluntarily release and forever discharge the Company, its subsidiaries and affiliates, their respective successors, predecessors and assigns, and each of their respective officers, directors, employees, representatives and agents (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the Release Date) and whether known or unknown, suspected, or claimed against any of the Released Parties that you may have, which arise out of or are connected with your employment, or termination of employment, with the Company other than those that arise out of or are related to your rights or status as an owner of vested equity or any vested equity-equivalent in the Company (collectively, “Claims”), including without limitation any Claim arising under the following statues (each, as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of its subsidiaries or affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters. The foregoing release will not apply to any rights you may have that cannot be waived as a matter of applicable law.

b. You acknowledge and agree that, in the event that you (i) file any charge, claim, demand, action or arbitration with regard to your employment with the Company, compensation and benefits, or termination of employment under any federal, state or local law, (ii) challenge the validity of this Agreement, (iii) breach any of the Restrictive Covenants or any of the covenants contained in this Agreement or (iv) the Company determines that, during your employment with the Company, you engaged in an act or omission that, if discovered during your employment, would have entitled the Company to terminate your employment for Cause (as defined in the Employment Agreement, but excluding clauses (i) and (vii) of the definition of Cause for purposes of such determination), you will forfeit your entitlement to the Severance to the extent not yet paid.

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c. You have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity.

d. You hereby represent that you are not aware of any claim by you other than the Claims that are released by this Agreement. You acknowledge that you may hereafter discover claims or facts in addition to or different than those that you now know or believe to exist with respect to the subject matter of this Agreement and that, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and your decision to enter into it. Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. You agree that this Agreement will remain in effect as a general release, notwithstanding any additional or different facts you may discover about the Claims that are released in this Agreement. You agree that it is your intention hereby to fully, finally, and forever settle and release all possible claims you may have against the Company. Further, it is expressly understood that notwithstanding the discovery or existence of any such additional or different claims or facts, the releases given herein shall be and remain in effect as a full and complete release with respect to all Claims released hereunder.

e. Notwithstanding this release, Company has provided appropriate and ample directors and officers liability insurance coverage to Executive throughout the course of his employment and such coverage will continue to cover Executive for any claims against the Company, its officers and directors that relate to events that occurred during the period of Executive’s employment.

6. Acknowledgments. By signing this Agreement, you hereby acknowledge and confirm the following:

(a) You have carefully read and fully understand all of the provisions of this Agreement;

(b) You have been given at least 21 days to consider the actual terms of this Agreement and, if you execute this Agreement, you will have seven (7) days to consider whether to revoke your acceptance of this Agreement;

(c) You are, through this Agreement, releasing the Release Parties from any and all claims which you may have against any of the Release Parties;

(d) You are knowingly and voluntarily intending to be legally bound by this Agreement;

(e) You have been advised to consult with an attorney prior to signing this Agreement;

B-3

(f) You understand that you will not be entitled to any portion of the Severance unless (i) you sign and return this Agreement to the Company at [insert contact info] not later than [insert date that is 21 days after the Termination Date], and (ii) you do not revoke this Agreement during the seven (7) day period after the date on which you sign and return this Agreement;

(g) You are providing the release and discharge set forth in this Agreement only in exchange for consideration in addition to anything of value to which you are already entitled;

(h) You have made no assignment or transfer of any Claim covered by Section 5(a) above;

(i) The Severance is in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company and its subsidiaries and affiliates arising out of your employment with the Company and the termination thereof; and

(j) Neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct.

7. Miscellaneous.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

(b) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be altered, modified or amended except by written instrument signed by the parties.

(c) No Waiver. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement.

(d) Severability. If any of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected thereby.

(e) Counterparts. This Agreement may be signed in counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

[Signature Page Follows]

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After reviewing this Agreement, please indicate your agreement, acceptance and acknowledgment of the terms and conditions set forth above by signing below.

Very truly yours,

[COMPANY]

By:
Name:
Title:

Agreed, Accepted and Acknowledged:

[EXECUTIVE]

Date:

[Signature page to Release Agreement]

B-5

EXHIBIT C

OUTSIDE ACTIVITIES

Arnold S. Lippa, Ph.D.: Dr. Lippa is a Managing Member of T Morgen Capital LLC through which he administers his family’s assets. T Morgen Capital LLC is a significant equity owner and managing member of Aurora Capital LLC, a boutique investment bank and securities firm, which has served as a placement agent with respect to the Company’s recent financings. Since 2004, Dr. Lippa and Mr. Margolis jointly have managed Atypical BioCapital Management LLC and Atypical BioVentures Fund LLC, a life sciences fund management company and venture fund, respectively. Since 2006, Dr. Lippa has also been the Executive Chairman of the board of Xintria Pharmaceutical Corporation, a Delaware corporation, as well as a member of its board of directors.

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